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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                ------------------------------------------------
                                AMENDMENT NO. 4
                                       TO
                                   FORM 10-SB

                        GENERAL FORM FOR REGISTRATION OF
                 SECURITIES Pursuant to Section 12(b) or (g) of
                       the Securities Exchange Act of 1934

                        DELTA CAPITAL TECHNOLOGIES, INC.
                 (Name of Small Business Issuer in its Charter)

         Delaware, USA                                    98-0187705
(State of Other jurisdiction of                      (IRS Employer ID No.)
incorporation or organization)

                         SUITE 255, 999 - 8TH STREET, SW
                         CALGARY, ALBERTA T2R 1J5 CANADA

                    (Address of Principal Executive Offices)

                                 (403) 244-7300
                (Issuer's Telephone Number, Including Area Code)

Securities registered pursuant to Section 12(g) of the Act:

         Title of Each Class           Name of each exchange on which registered
         -------------------           -----------------------------------------
         Common Shares                 N/A

Securities registered pursuant to Section 12(g) of the Act: Common Shares with a par value of $0.001

Exhibit index is included on page 27 .
                                 -----

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


                                   FORM 10-SB
                   For the Fiscal Year Ended December 31, 1998
                         And Period Ended July 31, 1999

                                TABLE OF CONTENTS

          ITEM 1 - DESCRIPTION OF BUSINESS

            Summary..............................................................................4
            Software.............................................................................4
            Shareholdings........................................................................5
            Research and Development.............................................................6
            Delta Capital's Products.............................................................6
            Delta Capital's Marketing Program....................................................6
            Delta Capital's Competition..........................................................7
            Acquisition of Trade Names...........................................................9
            Employees............................................................................10
            Risk Factors.........................................................................10

          ITEM 2 - MANAGEMENT'S DISCUSSION AND ANALYSIS OR
                           PLAN OF OPERATION.....................................................13
            Marketing Program....................................................................14

          ITEM 3 - DESCRIPTION OF PROPERTY.......................................................16

          ITEM4 - SECURITY OWNERSHIP OF CERTAIN BENEFICAL OWNERS
                          AND MANAGEMENT

            Security Ownership of Certain Beneficial Owners......................................17

          ITEM 5 - DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS
                           AND CONTROL PERSONS...................................................18

          ITEM 6 - EXECUTIVE COMPENSATION........................................................19
            Pension Plans........................................................................19
            Compensation of Directors............................................................19
            Executive Compensation...............................................................19
            Option Grants in Last Fiscal Year....................................................20

          ITEM 7 - CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS................................20

          ITEM 8 - DESCRIPTION OF SECURITIES

            Common Stock.........................................................................22
            Transfer Agent and Registrar.........................................................22

                                     PART II

          ITEM 1 - MARKET PLACE AND DIVIDENDS OF DELTA CAPITAL'S
                           COMMON EQUITY AND OTHER SHAREHOLDER MATTERS

            Market Information...................................................................22
            Dividend Policy......................................................................23
            Options Exercised....................................................................23
            Warrants Exercised...................................................................23

          ITEM 2 - LEGAL PROCEEDINGS.............................................................23

          ITEM 3 - CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
                           ACCOUNTING AND FINANCIAL DISCLOSURE...................................23

          ITEM 4 - RECENT SALES OF UNREGISTERED SECURITIES.......................................23

          ITEM 5 - INDEMNIFICATION OF DIRECTORS AND OFFICERS.....................................24

          FINANCIAL STATEMENTS...................................................................25

          EXHIBITS...............................................................................25

          SIGNATURES.............................................................................26

                                     PART I

ITEM 1 - DESCRIPTION OF BUSINESS

SUMMARY


DELTA CAPITAL TECHNOLOGIES, INC. ("Delta Capital") was incorporated under the laws of Delaware on March 4, 1998. Delta Capital originally had authorized share capital of 1,500 common shares with a par value of $0.001. On April 27, 1998 Delta Capital filed an amendment to its Certificate of Incorporation increasing its share capital to 25,000,000 common shares with a par value of $0.001 per share. On March 15, 1999 Delta Capital underwent a one for four stock split bringing the total number of shares issued and outstanding from 2,200,000 to 8,800,000 shares issued and outstanding. As at December 13, 1999 there were 13,800,000 common shares of Delta Capital issued and outstanding. Delta
Capital's principal business office and registered and records office is at Suite 255, 999 - 8th St. SW Calgary, AB T2R 1J5 Canada.


Delta Capital is in the business of providing e-Business software and support services.


Between March 4, 1998 and June 1, 1999 Delta Capital's focus was directed towards assessing various potential acquisition targets in the Internet and related fields. During that period Delta Capital spent minimal funds conducting its assessment of various businesses. Funds required for administration of Delta Capital during fiscal years ended December 31, 1998 and subsequent months came from monies raised from initial investors.


SOFTWARE


On June 1, 1999 Delta Capital acquired the rights to an exclusive worldwide license to the relBuilder Enterprise Suite of business intelligent e-Commerce and e-Business software (the "Software") from 827109 Alberta Ltd. ("AltaCo"), an Alberta, Canada based private company. AltaCo was incorporated on April 16, 1999 and changed its name to Delta Enterprise Technologies (Canada) Inc. effective September 29, 1999. The rights were acquired pursuant to a License Agreement dated June 1, 1999 between Delta Capital and AltaCo, as amended by a Letter Agreement dated September 2, 1999 (the "License Agreement"). The Software application includes modules for e-Commerce, e-Project Management, e-Customer Services, e-Document Assembly, e-Contact Management, e-Business Intelligence and e-Back office and a Core Technology which models business rules and relationships. The License Agreement allows Delta Capital to distribute licenses for the Software through sub-licenses.


The License Agreement requires Delta Capital to pay to AltaCo a non-refundable lump sum license fee of $50,000 by November 1, 1999, $45,800 of which has already been paid by Delta Capital. Under the License Agreement, Delta Capital is required to pay a royalty payment of 15% of net sales with minimum amounts of C$50,000 in the first year, C$200,000 in the second year, and C$300,000 in the third year (the "Royalty Payments"). The term of the License Agreement is for three years commencing June 1, 1999 and upon expiration of the term, Delta Capital may renew the License Agreement for an unlimited term for the sum of one ($1.00) dollar. AltaCo acquired its rights to the Software from SiCom Solutions Inc., an

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

Alberta, Canada based private company ("SiCom") on identical terms to the License Agreement.

SHAREHOLDINGS


Pursuant to an agreement dated June 1, 1999 between Delta Capital and AltaCo (the "Share Exchange Agreement") Delta Capital agreed to issue to AltaCo 5,000,000 shares of Delta Capital in exchange for 5,000,000 shares of AltaCo. Delta Capital has attributed no value for the 5,000,000 shares issued to AltaCo. Management is of the view that the proper way to value the 5,000,000 Delta Capital shares is to equate such shares to the value of the 5,000,000 AltaCo shares received in exchange. However, the value of the 5,000,000 AltaCo shares cannot be determined at this stage and therefore the value of the 5,000,000 Delta Capital shares cannot be presently determined. The exchange of the shares was completed on September 9, 1999. As a result of the shares of AltaCo issued to Delta Capital pursuant to the Share Exchange Agreement, Delta Capital became the second largest single shareholder of AltaCo holding 35.71% of the issued and outstanding shares of AltaCo. Delta Capital's significant shareholdings in AltaCo provide it with the ability to have a significant influence on the operations of AltaCo.

Paul Davis, the President , CEO and Director of Delta Capital, AltaCo and SiCom does not directly own any shares of Delta Capital but personally owns 48.21% of the issued and outstanding shares of AltaCo and 62.82% of SiCom. Kevin Wong, a Director of Delta Capital and Vice President Technology and Director of AltaCo does not directly own any shares of Delta Capital but personally owns 16.07% of the issued and outstanding shares of AltaCo and 8.8% of SiCom. Rajesh Taneja a Director of Delta Capital and Vice President Marketing of AltaCo owns no shares of Delta Capital.


Delta Capital has adopted a policy whereby directors are required to disclose any interest they have in proposed transactions or in entities with which Delta Capital is proposing to do business. These directors must abstain from voting on any directors' resolutions approving the proposed transactions. In addition, the general principals of corporate law require a director to act in the best interests of the shareholders of the company on whose board the director sits.

As a result of the overlap of the directorship and the shareholdings of Management in Delta Capital, AltaCo and SiCom, certain conflicts may develop amongst Management of those companies. It is anticipated that in the future AltaCo will be engaged by Delta Capital to further develop the Software based on industry competitive rates. To the extent that certain members of Management of Delta Capital do not own shares in Delta Capital but do own shares in AltaCo and SiCom potential conflicts could develop. A transaction between Delta Capital and AltaCo could have the effect of Management having a bias in favour of AltaCo in the transaction as a result of Management's shareholdings in AltaCo. Similarly, as a result of Management's shareholdings in SiCom, Management could potentially have a bias towards SiCom in any transaction between AltaCo and SiCom.

As President and CEO, and Director of Delta Capital, AltaCo and SiCom, Paul Davis has an obligation to act in the best interests of the shareholders of each of those companies. As a result of owning shares in AltaCo but not owning shares of Delta Capital, his shareholding

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

interest in AltaCo may conflict with his obligation to act in the best interests of Delta Capital and AltaCo.

The potential conflicts of Management referred to above is, however, mitigated to some extent as a result of the 5,000,000 shares of Delta Capital held by AltaCo. To the extent that Delta Capital is successful, the 5,000,000 shares of Delta Capital held by AltaCo will increase in value. In such event the value of the AltaCo shares held by Messrs. Davis and Wong will also increase since the 5,000,000 Delta Capital shares represents a major asset of AltaCo. On that basis the interests of Messrs. Davis and Wong in AltaCo is consistent with their interests in Delta Capital. In any event, any decision made by any of the directors of Delta Capital or AltaCo must be made in accordance with their duties and obligations to deal fairly and in good faith with those companies.

RESEARCH AND DEVELOPMENT

To date, Delta Capital has relied on research and development of the Software previously funded by SiCom. Delta Capital has not, to date, provided AltaCo with additional funding over and above Delta Capital's royalty payment obligations provided for in the License Agreement. Accordingly, none of the costs associated with research and development of the Software have, to date, been borne by Delta Capital's customers. As the licensee of the Software , it will be Delta Capital's responsibility to fund and direct future development of the Software. It is anticipated that Delta Capital will engage AltaCo to continue to develop the Software on a fair market, fee for services basis, under direction from Delta Capital. Similarly, it is anticipated that AltaCo will provide support services to Delta Capital to ensure effective implementation of the Software at Delta Capital's client sites. Delta Capital will pay AltaCo fees based on industry average rates for the services it is provided.

DELTA CAPITAL'S PRODUCTS

The Software consists of a software engine called the "relBuilder" which is the Core Technology for a suite of six enterprise-class applications which permit companies and organizations to engage in e-Business. These applications are fully developed and are currently marketed as product release number 1.5.

The Software applications are as follows:

1. ENTERPRISE COMMERCE APPLICATION: Delta Capital's Enterprise e-Commerce Application provides merchants with the ability to conduct online sales and merchandizing activities over the Internet. The Enterprise e-Commerce Application has features which permit merchants to implement cross-selling, up-selling, comparative shopping and other merchandizing techniques designed to enhance their business. This technology can operate on a standalone basis or can enhance other e-Commerce solutions.

2. BACK OFFICE APPLICATION: The Back Office Application integrates existing general ledger, accounts receivable and payable, inventory, warehouse and other related back office functions with the Core Technology utilizing IBM's new "San Francisco" software architecture.

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

3. ENTERPRISE DOCUMENT ASSEMBLY APPLICATION: The Document Assembly Application is a content manager and document assembly tool that maximizes re-use of corporate information by bringing together data that is usually scattered across company-wide systems.

4. ENTERPRISE PROJECT MANAGEMENT APPLICATION: The Project Management Application is equipped to handle cross-project resource analysis, cross-project roll-ups of complex costing and estimating functions. This technology integrates with such leading software asMicrosoft Exchange or Lotus Notes to provide project-based calendaring and scheduling. The Project Management Application provides a real-time graphical presentation of underlying data

5. ENTERPRISE CUSTOMER SERVICE APPLICATION: The Customer Service Application has the ability to map complex call requirements, implement sophisticated operational logic and can integrate with a web server. This allows web-based customer self-service or call center operations from within the office environment to across the globe.

6. ENTERPRISE CONTACT MANAGEMENT APPLICATION: The Contact Management Application integrates with leading directory servers such as Microsoft Exchange and Lotus Notes to enable highly complex mapping of names, addresses, companies, contact information, corporate hierarchies, active and non-active projects, and histories.

DELTA CAPITAL'S MARKETING PROGRAM

PARTNER PROGRAM

Delta Capital has commenced building a network of e-Commerce and e-Business knowledgeable consultants and solutions providers throughout North America. Delta Capital plans to provide a products and services package directed toward established consultants known as Partners - who agree to utilize Delta Capital's software in providing e-Commerce and e-Business solutions for their clients Delta Capital plans to penetrate the top 23 American and Canadian markets through its Partner Program over the course of the next 18 months with its first target markets being Seattle and Vancouver. Delta Capital is currently pursuing vertical markets in Education, Oil and Gas, and Manufacturing.

Delta Capital has currently developed two partners in the consulting field for its Partnership Program. The partners are Khyber Pass Distributing, an entertainment consulting company and Matradyne Corporation, a marketing business consultancy. Both of these partners have entered into agreements with Delta Capital to re-market Delta Capital's Software and implement it for e-Commerce or e-Business purposes with their clients. Based partly on experience gained from these relationships and partly from norms established by standard industry remarketing practices, Delta Capital is planning its first quarter Year 2000 rollout of software and services.

The Partner Program also includes development of relationships with internet service providers ("ISP") to provide them with the tools and capabilities to enable their clients to do business over the Internet. To that effect, Delta Capital recently entered into its first such

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

sub-licensing agreement with Imaginet Communication Group Inc., a company which offers Internet access and web hosting services in Canada and the USA through its rapidly growing Imaginet ISP Franchise Network.

DIRECT CLIENTS

In anticipation of Delta Capital fully launching its Partner Program, it has developed direct relationships with six client/customer companies: Shaw Communications Inc., a cable company; Fairplay Network, a retail organization; Chevron Canada Resources, an oil company; Oil & Gas Trading Partners Network, an oil and gas industry information initiative; Rand Worldwide Inc., an integrated manufacturing company and the I-School Network, an interactive education network system based in Calgary, Alberta. The direct sale of the software and service package is designed to develop examples of Delta Capital's technology at work. These examples will then be used as proof of performance when Delta Capital rolls out its product and service offering in the year 2000. Delta Capital is not dependent upon any single customer or client for its future success.

STRATEGIC ALLIANCES

In addition to its Partner Program, Delta Capital has developed and will continue to develop strategic alliances with various entities. Typically the strategic alliances result in Delta Capital marketing another company's products or Delta Capital utilizing other companies' software products within the company's product line. Not only does this establish a business relationship, but it also facilitates a sharing of information and an exchange of ideas between the parties.

Delta Capital has a strategic alliance with BCE-Emergis of Montreal, to remarket various credit card clearing services. In accordance with its arrangement with BCE-Emergis, Delta Capital includes BCE-Emergis' credit card clearing services technology as part of Delta Capital's product. Detla Capital pays BCE-Emergis a fee for use of BCE-Emergis' technology and includes such costs in the cost of Delta Capital's products.

Smart Technologies Inc.of Calgary, has an agreement with AltaCo to include that company's "Smart Ideas" concept mapping tools as a part of the standard user interface options of the relBuilder software engine as marketed by Delta Capital. Smart Technologies Inc.'s technology is included or "imbedded" as part of Delta Capital's technology. Delta Capital pays Smart Technology Inc. a fee for use of Smart Technology Inc.'s technology and includes such costs in the cost of Delta Capital's product.

As Delta Capital's business develops, it is anticipated that it will utilize the services and product offerings of industry leaders in enhancing Delta Capital's product/service offering while at the same time encouraging use of the relBuilder core technology and software suite. These future alliances will be contract-based agreements aimed at enhancing Delta Capital's position in the marketplace by leveraging the knowledge, expertise and sales networks of the parties with whom it forms alliances to the mutual benefit of both.

CORE TECHNOLOGY PROGRAM

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

Delta Capital will seek affiliations with major e-Commerce and e-Business organizations to market its relBuilder core technology. Exposure of Delta Capital's core technology began with Delta Capital's IBM "San Francisco" technology Fast Start award and participation in the June 1999 Java One conference. It has continued with Delta Capital's technical team, assisted by IBM Rochester, Maryland based San Francisco and porting centre teams, successfully completing certain tests of the relBuilder software suite. The tests conducted were those types of tests typically conducted by IBM in assessing software capabilities. Delta Capital Technologies has no formal relationship with IBM at the time of this filing. It has entered into discussions with IBM to establish co-marketing and co-development opportunities within IBM's umbrella of e-Business initiatives. While management is confident about the development of this relationship, there is no assurance that any agreement will result from these discussions.

DELTA CAPITAL'S COMPETITION

Delta Capital's software and services offering crosses over many business boundaries and encounters a variety of competitors which serve various segments of the marketplace. There is no known direct competitor with both an intelligent e-Business engine technology and a suite of fully integrated e-business applications. Delta Capital's management believes that its proprietary relBuilder software engine combined with its six enterprise-class applications provide it with the capability and flexibility to effectively exploit selected target markets as discussed in the marketing section. Alternatively, Delta Capital can work with established marketplace players to enhance their software and services offerings through sub-licensing its relBuilder core technology, also as discussed in the marketing section.

The Software named "Knowledge Broker" from Black Pearl Software uses relationship modeling and classic analytical business intelligence to indicate trends and opportunities in a manner similar to those functions as found in Delta Capital's relBuilder software suite. While Knowledge Broker has much in common with Delta Capital's products.Knowledge Broker does not have e-business modules which match Delta Capital's six enterprise-class applications.

There are many large companies and organizations which provide competition in the provision of software competitive to Delta Capital's six enterprise-class applications. IBM is a major and active e-Business force under its WebSphere e-Business Solutions banner. Microforum Inc. Scient Corporation, Razorfish Inc., Proxicom Inc., and a variety of middle market companies provide software solutions combined with consulting services and, as such, are competitors in various segments of the market. Specialist companies, led by Blue Martini Software, have developed e-Commerce and e-Catalogue implementations to produce sophisticated Internet-based merchandizing and sales programs.

ACQUISITION OF TRADE NAMES


Pursuant to an agreement dated July, 1999, as amended December 3, 1999, between Delta Capital and Rajesh Taneja, Delta Capital agreed to pay Mr. Taneja $3,000 for his rights and ownership to the British Columbia sole proprietorship company names "Clear Choice Media" and "Clear Choice Technologies". Delta Capital acquired the rights to the names from Mr. Taneja who is a director of Delta Capital because management felt that the names would be valuable for future marketing of software.


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EMPLOYEES

Delta Capital currently has two full time employees who are each paid $3,000 per month plus expenses pursuant to verbal agreements entered into with Delta Capital that commenced on June 15, 1999. Delta Capital also currently has two part time individuals under contracts pursuant to which one individual receives Cdn $2,500 per month pursuant to a contract which commenced June 15, 1999 and the other individual receives Cdn $7,500 a month pursuant to a contract which commenced July 15, 1999. The Cdn $2,500 part time employee spends 50% of her time on Delta Capital administration and the balance of her time providing administrative services to non-competitive clients through her wholly owned company called J.A.M. Corporate Consultants Inc. The Cdn $7,500 individual spends 75% of his time on Delta Capital business and the balance consulting to non-competitive companies.

RISK FACTORS

Delta Capital's business is subject to numerous risks, including the following:

LIMITED OPERATING HISTORY AND MINIMAL REVENUE AND ASSETS MAY RESULT IN LOSSES AND DIFFICULTY IN OBTAINING FINANCING: Delta Capital has had limited operating history, has received minimal revenue from operations and has minimal assets. Delta Capital will, in all likelihood, sustain operating expenses in excess of revenues until it is better established and will therefore require additional funding to continue operations and to have sufficient working capital to sustain operations. Because Delta Capital has minimal assets it may be difficult or even impossible for Delta Capital to obtain debt financing at this stage in Delta Capital's development. No assurances can be given that Delta Capital will operate profitably in the future or that it will be able to obtain further financing.

WITHOUT FURTHER FINANCING DELTA CAPITAL MAY CEASE TO BE A GOING CONCERN. Delta Capital will need additional working capital to be successful in its planned activity and continuation of Delta Capital as a going concern is dependent upon obtaining the working capital necessary. Management of Delta Capital has developed a strategy which it believes will accomplish the objective of obtaining further funding through additional equity funding and long term financing, which will enable Delta Capital to operate in the future. Although Management believes it will be able to obtain such funding for Delta Capital there is no assurance they will be successful in order to keep Delta Capital operating as a going concern.

NEW AND DEVELOPING TECHNOLOGIES/MARKET CONDITIONS MAY RESULT IN PROJECTIONS NOT BEING ACHIEVED: The e-Commerce/e-Business marketplaces, along with vertical applications, have been identified by Management as significant emerging market segments with substantial projected growth potential. Should these market segments not develop in the manner expected, or should they fail to develop as quickly as anticipated, Delta Capital's business, sales, finances and operating results could be materially and adversely affected resulting in Delta Capital being less profitable than anticipated.

STRATEGIC PARTNERS MAY NOT PRODUCE ANTICIPATED SALES: The revenues of Delta Capital pertaining to product sales, are dependent to a large degree on the ability of its strategic partners to generate transaction volumes and provide new markets for products of Delta Capital. Delta Capital generates sales by supplying strategic partners with products and

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services  that the  partners  market  to  their  customers.  If Delta  Capital's strategic partners are unsuccessful in their businesses or if a substantial number of Delta Capital's strategic partners cease doing business with Delta Capital, Delta Capital will sell fewer products and services to strategic partners and Delta Capital's revenue will be impacted negatively.

DEPENDENCE UPON KEY PERSONNEL: Success of Delta Capital depends to a significant degree upon the continued contribution of its Management. Current Management have been involved in the development of the Software from the first stages of its development. Management's intimate knowledge of the Software, together with its vision of how the Software should be developed in the future, makes Delta Capital's future success highly dependant on current Management. Because the computer software industry exists in a rapidly changing environment, it is important for key personnel to have a historic appreciation of the evolution of a given piece of software in the context of a provider's corporate strategy. Management believes that customers of Delta Capital's products make their purchase decisions based on existing capabilities of the software and also because they believe Delta Capital has personnel that is capable of upgrading and causing the Software to be further developed in the future. Loss of current personnel may result in customers losing confidence in Delta Capital's future capability to deliver competitive Software in the future.

At present Delta Capital has no key-man life insurance on its key personnel. Further, at present, Delta Capital does not have written employment contracts with its key personnel and accordingly Delta Capital would not be able to contractually prevent key personnel from leaving Delta Capital. Although Delta Capital does not believe that any of its key personnel are considering retirement or planning on leaving Delta Capital for other reasons, there is no assurance that one or more of the key personnel won't leave Delta Capital in the future.

LACK OF EXPERIENCE OF MANAGEMENT COULD LESSEN PROFITABILITY: Management of Delta Capital has only limited business experience in running an operating company and Management has no experience in operating a public company. In implementing a successful marketing plan for Delta Capital's services, management lacks experience which could result in Delta Capital being less efficient with its use of funds than if Management had more experience. Additional management skills and knowledge will be required to operate Delta Capital's business profitably if sales volumes and revenues increase, and the number of employees increase. Although Management intends to acquire more experienced personnel in the future as Delta Capital grows, until that occurs Delta Capital may be less profitable.

RISK OF OBSOLESCENCE: Unless Delta Capital can continue to successfully develop and upgrade the Software,, the Software may become obsolete compared with other software which is introduced to the market place, Because software evolves rapidly it is important for producers to be constantly refining and upgrading their software products to remain competitive. Although Management believes that Delta Capital's personnel have the required talent to cause the Software to remain competitive, there is no assurance that the Software will not become obsolete.

POTENTIAL CONFLICTS OF INTEREST MAY ARISE: Paul Davis, the President , CEO and Director of Delta Capital, AltaCo and SiCom does not directly own any shares of Delta Capital but personally owns 48.21% of the issued and outstanding shares of AltaCo and 62.82% of SiCom. Kevin Wong, a Director of Delta Capital and Vice President Technology and Director of AltaCo does not directly own any shares of Delta Capital but personally owns

16.07% of the issued and outstanding shares of AltaCo and 8.8% of SiCom. Rajesh Taneja is a Director of Delta Capital and is Vice President Marketing of AltaCo but owns no shares of either of those companies.


As a result of the overlap of the directorship and the shareholdings of Management in Delta Capital, AltaCo and SiCom, certain conflicts may develop amongst Management of those companies. It is anticipated that in the future AltaCo will be engaged by Delta Capital to further develop the Software based on industry competitive rates. To the extent that certain members of Management of Delta Capital do not own shares in Delta Capital but do own shares in AltaCo and SiCom potential conflicts could develop. A transaction between Delta Capital and AltaCo could have the effect on Management, as a result of its shareholdings in AltaCo, having a bias in favour of AltaCo in the transaction. Similarly, as a result of Management's shareholdings in SiCom, Management could potentially have a bias towards SiCom in any transaction between AltaCo and SiCom.

As President and CEO, and Director of Delta Capital, AltaCo and SiCom, Paul Davis has an obligation to act in the best interests of the shareholders of each of those companies. As a result of owning shares in AltaCo but not owing shares of Delta Capital, his shareholding interest in AltaCo may conflict with his obligation to act in the best interests of Delta Capital and AltaCo.

COMPETITION MAY RESULT IN LOWER MARKET SHARE AND LOWER PROFITABILITY: The market for e-commerce is intensely competitive, evolving and subject to rapid technological change. Intensity of competition is likely to increase in the future. Increased competition from new competitors is likely to result in loss of market share, which could negatively impact Delta Capital's business. Competitors vary in size, and in scope and breadth of the products and services offered and Delta Capital may receive competition from several major enterprise software developers. In addition, because there are relatively low barriers to entry in this market, additional competition from other established and emerging companies may develop.

Many current and potential competitors have longer operating histories, significantly greater financial, technical, marketing and other resources than Delta Capital. As well, many other companies have significantly greater name recognition and a larger base of customers. Many competitors have well-established relationships with clients and potential clients, and have extensive knowledge of the industry. Current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase the ability of their products to address customer needs. Accordingly, it is possible that new competitors, or alliances among competitors, may emerge and rapidly acquire significant market share which may result in lower sales of the Software resulting in Delta Capital being less profitable.

GROWTH AND EXPANSION  MAY TAX DELTA  CAPITAL'S  RESOURCES  RESULTING IN CUSTOMER
DISSATISFACTION: Delta Capital's anticipated growth may place a significant strain on Delta Capital's administrative, operational and financial resources and increase demands on its systems and controls. As Delta Capital increases its service offerings and expands its targeted markets, there will be additional demands on Delta Capital's customer support, sales and marketing and administrative resources and network infrastructure. There can be no assurance that Delta Capital's operating and financial control systems and infrastructure will be adequate to maintain and effectively monitor future growth. The failure to continue to upgrade the administrative, operating and financial control systems or the emergence of unexpected expansion difficulties could result in customer dissatisfaction with attendant loss of sales.

DELTA  CAPITAL'S  STOCK DEEMED TO BE A PENNY STOCK WHICH MAY RESULT IN DECREASED
LIQUIDITY: The Securities and Exchange Commission adopted Rule 15g-9 which established the definition of a "penny stock", for purposes relevant to Delta Capital, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions.

For any  transaction  involving a penny stock,  unless exempt the rules require:
(i) that a broker or dealer approve a person's account for transactions in penny stocks; and (ii) the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased. In order to approve a person's account for transactions in penny stocks, the broker or dealer must: (i) obtain financial information and investment experience and objectives of the person; and (ii) make a reasonable determination that the transaction in penny stocks are suitable for that person and that person had sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks. The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the Commission relating to the penny stock market, which, in highlight form, (i) sets forth the basis on which the broker or dealer made the suitability determination; and (ii) that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Disclosure also has to be made about the risks of investing in penny stock in both public offering and in secondary trading, and about commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. As a result of the penny stock trading restrictions, brokers or potential investors may be reluctant to trade in Delta Capital's securities which may result in less liquidity for Delta Capital's stock.

YEAR 2000 RISK: Delta Capital's internally used computers and products produced or licensed by Delta Capital are "Y2K" compliant and do not represent a risk for users. To the extent that Delta Capital may be exposed to possible year 2000 failures of its trading partners, Delta Capital's staff and the staff of AltaCo have been educated on the Year 2000 problem and an inquiry program as to the readiness of trading partners has been initiated. Although Delta Capital has used its best efforts to ensure that any contracted technology deliverables to Delta Capital are "Y2K" compliant, Delta Capital cannot be sure that all outside organizations beyond its control which impact or may impact Delta Capital's business, will be Y2K compliant by December 31, 1999.

ITEM 2 - MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Management discussion and analysis of financial condition and results of operations for the period ended July 31, 1998 compared to the period ended July 31, 1999.

Delta Capital is at an early stage. It has successfully achieved its first objective: the acquisition of Internet technologies and is now developing plans to take these technologies to market. It plans to commence significant marketing activities in the first quarter of 2000. During the period under review, Delta Capital's modest expenditures have been made in support of finding appropriate Internet technologies and, as well, for audit, income tax returns and meeting various regulatory requirements. Substantially all cash required for operations has come from investors.

On June 1, 1999, Delta Capital acquired the exclusive worldwide license to the relBuilder Enterprise Suite of intelligent e-Commerce and e-Business software from 827109 Alberta Ltd. (AltaCo), an Alberta, Canada-based private company. Under the agreement, Delta Capital will pay AltaCo fifteen percent (15%) royalty payments in the minimum amount of C$50,000 in the first year, C$200,000 in the second year and C$300,000 in the third year. The software may be sub-licensed under terms of the agreement.

MARKETING PROGRAM

Delta Capital's marketing program involves the development of a variety of different types of relationships with the entities with which Delta Capital does business as follows:

1. PARTNER PROGRAM, an initiative progran which involves Delta Capital providing products and services to established customers (ie. "partners") who in turn integrate Delta Capital's Software with other software and provide their clients with various forms of Internet-related business, technical or marketing assistance. Delta Capital currently has three partners who perform this function: Khyber Pass Distributing, an entertainment consulting company; Metradyne Corporation, a marketing business consultancy; and Imaginet Communications Group Inc., an Internet services provider;

2. STRATEGIC ALLIANCES exist which involve Delta Capital marketing another company's products or Delta Capital utilizing other companies' software products within Delta Capital's product. Delta Capital currently has strategic alliances with BCE Emergis of Montreal and through AltaCo with Smart Technologies Inc. of Calgary., The services/software of BCE Emergis and Smart Technologies Inc. are embedded in the relBuilder software and services offered by Delta Capital and passed on to its customers.


     3. CORE TECHNOLOGY AFFILIATIONS are included in Delta Capital's plans. Delta Capital will seek to establish relationships with major e-Commerce and e-Business organizations to market its core Software technology. Delta Capital is currently working towards establishing a core technology affiliation with IBM, as described previously, but as of the date of this filing has not established a formal relationship. It has entered into discussions with IBM to establish co-marketing and co-development opportunities within IBM's umbrella of e-Business initiatives. While management is confident about the development of this relationship, there is no assurance that any agreement will result from these discussions.


     4. DIRECT RELATIONSHIPS Delta Capital currently works directly with six companies which use Delta Capital's Software and services: Shaw Communications Inc., a cable company; Fairplay Network, a retail organization; Chevron Canada Resources, an oil company; Oil and Gas Trading Partners Network, an oil and gas industry information initiative; Rand Worldwide Inc., an integrated manufacturing company; and I-School Network, an interactive education network system based in Calgary, Alberta. The direct sale of the software and service package is designed to develop examples of Delta Capital's technology at work. These examples will then be used as proof of performance when Delta Capital rolls out its product and service offering in the year 2000.

     A)  Plan of Operation:

         a) Delta Capital anticipates modest revenues over the next 12 months and anticipates continuing losses from operations as it introduces its relBuilder software and services offering to the marketplace. Based on the current costs associated with operating Delta Capital, Delta Capital will require US$240,000 financing through the end of 1999. Delta Capital plans to raise additional funds during the next 12 months in the amount of approximately US$2.5 million through equity financing, participation in a major industry software/hardware company's support program and debt financing to finance its operations.

         b) It is management's view that virtually all businesses in future will have e-Commerce/e-Business requirements and that the nature and conduct of business in general will be fundamentally changed. In a marketplace where the demand for Internet software and services is growing rapidly, a trend which is expected to continue for the foreseeable future, Delta Capital's goal is to spend the next 12 months establishing its distribution and sales channels, negotiating its partnership arrangements and working to gain strategic partners to utilize Delta Capital's core technology relBuilder software. Delta Capital management anticipates positive cash flow in the fourth quarter of its upcoming fiscal year.

         c) Delta Capital will perform market research in the next 12 months to help gauge marketplace acceptance of its software and services. Delta Capital will not directly undertake any product development in the coming 12 months. However, it is anticipated that AltaCo will continue development of the relBuilder software suite under direction from Delta Capital.

         d) It is planned that in future Delta Capital will purchase from AtlaCo, services at fair market rates to ensure continued development of the Software and provision of support services. Delta Capital will re-license back to AltaCo certain of its rights under Delta Capital's worldwide license to permit AltaCo to undertake marketing initiatives in certain Canadian markets and market segments as seems appropriate to Delta Capital. Specifically, Delta Capital will encourage AltaCo to market the relBuilder software in the Alberta, Canada, marketplace where AltaCo is based. Delta Capital will encourage AltaCo to work with certain industries and organizations, as yet undefined, where it is felt that AltaCo is better positioned to service marketplace needs and requirements.

         e) Delta Capital management does not anticipate any material plant or equipment purchases in the next 12 months.

         f) Delta Capital management anticipates that it will add approximately 10 employees in the coming year, including personnel with specialized technology, financial experience andspecific industry sales experience.

         g) Although management does not anticipate Y2K problems, management does recognize that there are risks associated with dealing with other parties who may not be Y2K compliant. Management has assessed Delta Capital's state of readiness for year 2000 issues and has determined that, to the extent possible, Delta Capital is prepared. Management believes that it has already increased the necessary costs associated with being Y2K compliant in that Delta Capital utilizes equipment and software that has been developed after the Y2K problem became apparent. Delta Capital will continue to reduce the risk of Y2K problems as much as possible by continuing to deal with suppliers who Delta Capital believes is also Y2K compliant.

     B)  Results from Operations:

         a)   Revenue

              There was no revenue for fiscal year ended December 31, 1998 or for the period ended July 31, 1999.

         b)   General and Administration Expense

              Expenses in the fiscal year ended December 31, 1998 were $39,281.00, largely due to operating and regulatory filing expenses associated with coming to trade on the OTC:BB in March, 1999. Delta, from time to time, issues shares of its common stock for services. 200,000 shares were issued for the fiscal year ended December 31, 1998 at an expense of $207.00 to Delta Capital. Expenses for the period ended July 31, 1999 were $48,639.00, primarily due to the acquisition of the exclusive worldwide license from AltaCo.

         c)   Net Loss from Operations

              Net loss from operations in fiscal 1998 was $39,281.00 and $48,629.00 for the period ended July 31, 1999. Delta Capital is currently selling software and services to a limited and restricted market as it continues to develop its product line in advance of major marketing efforts.

ITEM 3 - DESCRIPTION OF PROPERTY

Delta Capital does not own any properties but utilizes, without charge and under a verbal agreement, premises leased by AltaCo which consist of approximately 2,537 square feet on the second floor of an office building situated at 999 - 8th Street, S.W., Calgary, Alberta. Delta Capital will give consideration to acquiring its own leased premises in the future if warranted but as of this date Delta Capital has not acquired leased premises and there are no specific plans to do so.

Delta Capital maintains a United States mailing address at Suite 806 - 1904 - 3rd Avenue, Seattle, Washington 98101. Delta Capital also maintains a mailing address in British Columbia, Canada at Suite B201 - 1331 Homer Street, Vancouver, British Columbia, Canada. There are no office premises of Delta Capital associated with either the Seattle mailing address or the Vancouver mailing address.

ITEM 4 - SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS


The following table sets forth, as of December 13, 1999 information with respect to the beneficial ownership by each person who is known to Delta Capital to be the beneficial owner of more than 5% of Delta Capital's common shares, by each director and executive officer and by all executive officers and directors as a group. All persons named below have sole voting and investment power over their shares except as otherwise noted. Delta Capital's common stock is the only class of voting securities outstanding.



  ----------------------------------------------- -------------------------- ---------------------------------
  NAME, MUNICIPALITY OF RESIDENCE AND OFFICE      COMMON SHARES              PERCENTAGE OF
  HELD                                            BENEFICIALLY OWNED         COMMON SHARES
                                                  DIRECTLY OR INDIRECTLY
  ----------------------------------------------- -------------------------- ---------------------------------
  Paul Davis(1)                                   5,000,000                  36.23%
  8 Stratton Place SW
  Calgary, Alberta  T3H 1T6
  President and Director
  ----------------------------------------------- -------------------------- ---------------------------------
  Kevin Wong(2)                                   803,571                    5.82%
  341 - 33rd Avenue NE
  Calgary, Alberta  T2E 2H9
  Director
  ----------------------------------------------- -------------------------- ---------------------------------
  Rajesh Taneja                                   Nil                        Nil
  #104, 10668 - 138th Street
  Surrey, BC  V3T 4K5
  Director
  ----------------------------------------------- -------------------------- ---------------------------------
  Judith Miller(3)                                296,000                    2.14 %
  B201 - 1331 Homer Street
  Vancouver, BC  V6B 5M5
  Secretary/Treasurer and Director
  ----------------------------------------------- -------------------------- ---------------------------------
  T. Davis Capital Corp.                          800,000                    5.80%
  5167 Galway Drive
  Delta, BC  V4M 2R4
  ----------------------------------------------- -------------------------- ---------------------------------
  All Officers and Directors as a Group           6,899,571                  49.99 %
  ----------------------------------------------- -------------------------- ---------------------------------



(1) Mr. Davis owns 6,750,000 shares of the 14,000,000 issued shares of AltaCo and the shares identified represent his beneficial ownership of the 5,000,000 Delta Capital shares issued to AltaCo. Mr. Davis does not directly own any shares in Delta Capital.


(2) Mr. Wong owns 2,250,000 shares of the 14,000,000 issued shares of AltaCo and the shares identified represent his beneficial ownership of the 5,000,000 Delta Capital shares issued to AltaCo. Mr. Wong does not directly own any shares in Delta Capital.

(3) Included in this figure are stock options entitling Ms. Miller to purchase 200,000 shares of Delta Capital exercisable at US$0.0075 per share. The option expires December 31, 1999.


The 5,000,000 shares issued to AltaCo and the 800,000 shares issued to T. Davis Capital Corp. are subject to Federal Securities Laws Rule 144, and thus have restrictions on their resale for a minimum of one year from the date of issuance. After holding the Delta Capital shares for one year the aforesaid shareholders, including those that are affiliates of Delta Capital may, provided Delta Capital is up to date in its filing and reporting requirements, sell, in a three month period, the greater of (a) 1% of the Delta Capital shares outstanding as shown by the most recent report or statement published by Delta Capital, or (b) the average weekly reported trading volume in Delta Capital shares on all securities exchanges or automated quotation systems during the four calendar weeks preceding such sale.

After holding their shares for two years non-affiliates can sell their shares without adherence to the volume limitations, but affiliates must still adhere to the volume limitations.

ITEM 5 - DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The following table identifies Delta Capital's directors and executive officers as of October 13, 1999:


  --------------------------- ----------- ---------------------------------------------------------------------
             NAME                AGE                                    POSITION
  --------------------------- ----------- ---------------------------------------------------------------------
       Paul Davis                 48       President, CEO and Director since June 4, 1999
  --------------------------- ----------- ---------------------------------------------------------------------
       Kevin Wong                 26       Director since June 4, 1999
  --------------------------- ----------- ---------------------------------------------------------------------
       Rajesh Taneja              29       Director since June 4, 1999
  --------------------------- ----------- ---------------------------------------------------------------------
       Judith Miller              59       Corporate Secretary and Director since April 28, 1998
  --------------------------- ----------- ---------------------------------------------------------------------


Directors are elected at Delta Capital's annual general meeting of shareholders or may be appointed by existing directors between annual general meetings of shareholders and hold office until they resign or their successors are elected. Delta Capital's officers are appointed by the board of directors and serve at the pleasure of the board. Following is a summary of the occupation of the Directors and Executive Officers of Delta Capital over the last five years:

PAUL DAVIS, President, CEO and Director of Delta Capital founded, in October, 1996, SiCom Solutions Inc. which developed the Software. Since SiCom's inception Mr. Davis has been responsible for developing SiCom's business model, integration strategy, partnership and financing. In the period 1994 to October, 1996 Mr. Davis was President and CEO of HPCC High Performance Computing Centre ("HPCC"), a Calgary, Alberta based private company. During this employment with HPCC Mr. Davis' responsibility was to develop high performance computing and advanced applications associated with high-speed networking. In 1994 Mr. Davis received his Bachelor of Applied Science, Electrical Engineering with a specialty in computing technology and power engineering.

RAJESH TANEJA, Director of Delta Capital, has, over the last five years, provided technical and sales support to a variety of companies involved in the computer software industry or to companies utilizing products provided by the computer software industry. Mr. Taneja founded Clear Choice Media in 1998 and has served as its Chief Executive Officer since its inception. He has served as President and senior web designer for Clear Choice Technologies since 1997 and served as senior inter/intranet engineer for Metasoft Systems Inc. from 1997 to 1999. Mr. Taneja provided technical support to Raptor Capital Corporation from 1997 to 1999; served as technical manager of Cross Systems Inc. from 1996 to 1997 and was technical and sales manager of the Trumpet Tech Group of Companies Inc. in 1996. Mr. Taneja was President of Tin Webdesigner and New Media from 1995 to 1999 and from 1994 to 1995 he held the position of Senior Network Implementation and Support Staff with Combit Net/FX, a company which provided networking and software implementation to a variety of clients including the Government of India.

KEVIN WONG, Director of Delta Capital, has been Vice President and Director of SiCom Solutions Inc. since 1997 where he developed the technical information and inception model for the Software. In the 4 years prior to April, 1997, Mr. Wong attended University during which time he obtained a law degree from the University of Windsor, Ontario.

JUDY MILLER, Secretary and Director of Delta Capital, has been President and Director of J.A.M. Corporate Consultants Inc. ("JAM") since March 1994. JAM, which is wholly owned by Ms. Miller, is a private company incorporated pursuant to the laws of British Columbia, provides a variety of services including office management and administration, meeting and special event planning, office redesign/relocation, and fund raising. Ms. Miller is the sole employee of JAM and accordingly is responsible for providing JAM's services.

The above individuals are the only key personnel presently associated with Delta Capital.

ITEM 6 - EXECUTIVE COMPENSATION

The following compensation information relates to amounts paid to the Chief Executive Officer for the preceding three (3) years. No director or executive officer received compensation in excess of $100,000 in 1998.

------------------------ ---------------------------- -------------------------------------------------- -----------
                         ANNUAL COMPENSATION          LONG TERM COMPENSATION
------------------------ ---------------------------- -------------------------------------------------- -----------
                                                      AWARDS                                  PAYOUTS
                                                      -------------------------------------------------- -----------
                                                      OTHER       SECURITIES    RESTRICTED
                                                      ANNUAL      UNDER         SHARES OR     LTIP       ALL OTHER
NAME AND PRINCIPAL       YEAR                         COMPEN-     OPTIONS       RESTRICTED    PAYOUTS    COMPEN-SATION
POSITION                 ENDING    SALARY    BONUS    SATION      GRANTED       SHARE UNITS
------------------------ --------- --------- -------- ----------- ------------- ------------- ---------- -----------
Paul Davis               1998      Nil       Nil      Nil         Nil           Nil           Nil        Nil
President (1)
------------------------ --------- --------- -------- ----------- ------------- ------------- ---------- -----------


Note: There were no compensation payments to Chief Executive Officer for preceding 3 yrs.

(1) Delta Capital does not have a Chief Executive Officer but for the purposes of disclosure hereunder Mr. Davis, as President, is deemed to be the Chief Executive Officer.

PENSION PLANS

Delta Capital does not have a defined benefit pension plan that provides annual benefits to any Executive Officers.

COMPENSATION OF DIRECTORS

None of the Directors receive Director's fees.

EXECUTIVE COMPENSATION

The Vice President Marketing and Corporate Secretary received US$3,000.00 and US$2,000.00, respectively, during 1998. No other Executive Officers of Delta Capital received any reportable salary or bonus during 1998.

The following table sets forth as to each named Executive Officer certain information concerning the grant of options during the year ended January 31, 1999:

OPTION GRANTS IN LAST FISCAL YEAR

---------------------- ---------------------- ---------------------- --------------------- ---------------------
        NAME           NUMBER OF SECURITIES    % OF TOTAL OPTIONS        EXERCISE OR         EXPIRATION DATE
                        UNDERLYING OPTIONS    GRANTED TO EMPLOYEES        BASE PRICE
                              GRANTED            IN FISCAL YEAR
---------------------- ---------------------- ---------------------- --------------------- ---------------------
Judith Miller                200,000                200,000               US$0.0075        Dec. 31, 1999
---------------------- ---------------------- ---------------------- --------------------- ---------------------


On August 26, 1999, by verbal agreement among the board of directors of Delta Capital, Judith Miller was granted a stock option to purchase 50,000 common shares of Delta Capital at an exercise price of $0.03 per share exercisable for one year. The options were granted prior to the shares of Delta Capital having been approved for trading. In March 1999 Delta Capital completed a forward stock split of 4 to 1 which increased the options granted to 200,000 shares at an exercise price of US$0.0075 per share. On August 11, 1999 the board of directors of Delta Capital extended the expiration date of the stock options to December 31, 1999 and on September 15, 1999 the verbal agreement was reduced to writing. The options were given as compensation for prior services and were considered to have no value on the date of grant because the stock of Delta Capital had no established market value at that time.


ITEM 7 - CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

 Delta  Capital is subject to various  conflicts of interest  arising out of its relationships with its Executive Officers, Directors and shareholders, including conflicts related to the arrangements by which Delta Capital acquired certain of is assets, as described below are conducted as arm's-length transactions and were in the best interest of Delta Capital. Delta Capital intends to continue to exercise its best business judgement and discretion in involving any such conflicts between Delta Capital and others with respect to these and all other matters, and Delta Capital believes that it will generally be able to resolve such conflicts on an equitable basis.

 Paul Davis, President and Director of Delta Capital and President and Director of AltaCo, holds 6,750,000 shares of AltaCo and 3,140,857 shares of SiCom. Mr. Davis receives $6,000.00 per month as an employee of AltaCo.

Kevin  Wong,  Director  of Delta  Capital  and is  Director  and  Vice-President
Technology of AltaCo. Mr. Wong owns 2,250,000 shares of AltaCo and 440,000 shares of SiCom and he receives C$4,000 per month as an employee of the AltaCo.

Rajesh Taneja, Director of Delta Capital and is Vice-President Marketing of AltaCo. Mr. Taneja receives C$3,000 per month as an employee of Delta Capital.


Judy Miller, Director and Secretary of Delta Capital owns 96,000 shares of Delta Capital and has an option to purchase 200,000 shares of Delta Capital for $0.0075 per share exercisable until December 31, 1999. Ms. Miller originally participated in a private placement for 24,000 shares of Delta Capital at $.001 per share prior to the consolidation of Delta Capital's shares on a 4:1 basis. Delta Capital paid Ms. Miller US$2,000 in November, 1998 for administrative services and pursuant to a verbal consulting contract effective June 15, 1999 receives C$2,500 per month from Delta Capital.

During the last two years Delta Capital has not been a party to and it is not proposed that Delta Capital will be a party to any transactions in which any director, nominee for election as a director, executive officer, beneficial owner of greater than 5% of Delta Capital's common shares or any member of the immediate family of such persons had or is to have a direct or indirect material interest except the following:


         (a)    Share Exchange Agreement:
                Pursuant to the Share Exchange Agreement dated June 1, 1999 Delta Capital issued 5,000,000 common shares to AltaCo in exchange for 5,000,000 common shares of AltaCo. Paul Davis, President and Director of Delta Capital is President and Director of AltaCo and owns approximately 48.21% of the issued capital of AltaCo. Mr. Davis receives $6,000 per month as an employee of AltaCo. Kevin Wong, a Director of Delta Capital and a Director and officer of AltaCo owns approximately 16.07% of the issued capital of AltaCo and receives C$4,000 per month as an employee of AltaCo. Rajesh Taneja, a Director of Delta Capital and an officer of AltaCo receives C$3,000 per month as an employee of Delta Capital.


         (b)    License Agreement:
                Pursuant to the License Agreement dated June 1, 1999 Delta Capital acquired the worldwide marketing rights to the Software from AltaCo. In accordance with the terms of the License Agreement Delta Capital is required to make certain royalty payments to AltaCo. Paul Davis, Kevin Wong and Rajesh Taneja hold the positions and shareholdings in Delta Capital and AltaCo referred to in paragraph (a) above.


         (c)    Purchase of Trade Names:
                By agreement dated July, 1999, as amended December 3, 1999, Delta Capital purchased the trade names "Clear Choice Media" and "Clear Choice Technologies" from Rajesh Taneja for $3,000. Mr. Taneja is a Director and employee of Delta Capital.


         (d)    Verbal Lease Agreement:
                Pursuant to a verbal agreement between Delta Capital and AltaCo, Delta Capital utilizes, without charge, premises leased by AltaCo in Calgary, Alberta.

         (e)    Stock Option Agreement:

                Judith Miller, a Director and officer of Delta Capital, entered into a verbal agreement with Delta Capital on August 26, 1998 pursuant to which Ms. Miller received a stock option to purchase 50,000 shares of Delta Capital exercisable at US$0.03 per share for a period of one year. In March, 1999 Delta Capital completed a forward stock split of 4 to 1 which increased the options granted to 200,000 shares at an exercise price of US$0.0075 per share. On August 11, 1999 the board of directors of Delta Capital extended the expiration date of the stock options to December 31, 1999 and on September 15, 1999 the verbal stock option agreement was reduced to writing.


ITEM 8 - DESCRIPTION OF SECURITIES

COMMON STOCK


Delta Capital originally had authorized share capital of 1,500 common shares with a par value of $0.001 but subsequently increased its share capital to 25,000,000 common shares with a par value of $0.001 per share. On March 15, 1999 Delta Capital underwent a one for four stock split increasing its issued and outstanding to 8,800,000 common shares. As at December 13, 1999 there were 13,800,000 common shares of Delta Capital issued and outstanding.


TRANSFER AGENT AND REGISTRAR

Delta Capital's Transfer Agent is Signature Stock Transfer in Dallas, Texas.

                                     PART II

ITEM 1 - MARKET PLACE AND DIVIDENDS ON DELTA CAPITAL'S COMMON EQUITY AND OTHER SHAREHOLDER MATTERS

MARKET INFORMATION


Delta Capital's common stock is currently traded on the National Association of Securities Dealers Inc. Automated Quotation System's Bulletin Board, using the stock symbol "DCTG." Only a limited public trading market exists for Delta Capital's outstanding stock, and there can be no assurance that an active public market will develop. Delta Capital's common stock commenced trading in March 1999 and the highest and lowest prices for Delta Capital's common stock during the calendar quarter ended June 30, 1999, September 15, 1999 and subsequent months, and the closing bid price on such dates are as follows:


Delta Capital Technologies Inc. (Monthly Summary of Trades):


-------------------- ------------------ ------------------- ------------------ ------------------ --------------
       DATE                HIGH                LOW                CLOSE             VOLUME           TRADES
-------------------- ------------------ ------------------- ------------------ ------------------ --------------
    Dec/99                 2.30                2.00               2.08              155,700            18
-------------------- ------------------ ------------------- ------------------ ------------------ --------------
    Nov/99                 2.40                2.00               2.00              351,700            51
-------------------- ------------------ ------------------- ------------------ ------------------ --------------
    Oct/99                 2.40                2.00               2.15              580,400            86
-------------------- ------------------ ------------------- ------------------ ------------------ --------------
    Sept/99                2.60                2.00               2.10              209,000            43
-------------------- ------------------ ------------------- ------------------ ------------------ --------------

-------------------- ------------------ ------------------- ------------------ ------------------ --------------
    Aug/99                 3.00                2.20               2.42              98,400             19
-------------------- ------------------ ------------------- ------------------ ------------------ --------------
    July/99                3.10                2.40               2.98              58,500             27
-------------------- ------------------ ------------------- ------------------ ------------------ --------------
    June/99                3.00                2.07               3.00              55,500             36
-------------------- ------------------ ------------------- ------------------ ------------------ --------------
    May/99                   -                  -                   -                  -                -
-------------------- ------------------ ------------------- ------------------ ------------------ --------------
    April/99                 -                  -                   -                  -                -
-------------------- ------------------ ------------------- ------------------ ------------------ --------------
    Mar/99                 3.00                2.15               3.00               8,000             10
-------------------- ------------------ ------------------- ------------------ ------------------ --------------

These quotations reflect inter-dealer prices without retail work-up, mark-down or commission and may not represent actual transactions.

As of the date of this Registration Statement, Delta Capital has 33 registered shareholders which included Cede & Co. holding 1,959,000 shares. Because Cede & Co. is an intermediary, Delta Capital does not know how many beneficial shareholders are included in the shares held in the name of Cede & Co.

DIVIDEND POLICY

Delta Capital has not paid any cash dividends on its common stock and does not anticipate paying any cash dividends in the foreseeable future. Delta Capital currently intends to retain future earnings, if any, to fund the development and growth of its business. Any future determination to pay cash dividends will be at the discretion of the board of directors and will be dependent upon Delta Capital's financial condition, operating results, capital requirements, applicable contractual restrictions and other factors as the board of directors deems relevant.

OPTIONS EXERCISED

None of Delta Capital's previously granted stock options have been exercised.

WARRANTS EXERCISED

To date Delta Capital has not issued any share purchase warrants.

ITEM 2 - LEGAL PROCEEDINGS

There are no material legal proceedings to which the Issuer is a party nor to the best of the knowledge of management, are any material legal proceedings contemplated.

ITEM 3 - CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
              ACCOUNTING AND FINANCIAL DISCLOSURE

There have been no disagreements between Delta Capital and its accountants since Delta Capital's inception in March of 1998.

ITEM 4 - RECENT SALES OF UNREGISTERED SECURITIES

During April of 1998, Delta Capital issued to T. Davis Capital Corp. 200,000 shares of restricted common stock as repayment of the $206.95 incorporating expenses paid on Delta Capital's behalf by T. Davis Capital Corp. This share issuance was exempt from registration under Section 4(2) of the Securities Exchange Act of 1934 and the appropriate restrictive legend was placed on the share certificate issued.

During April, 1998 Delta Capital sold 2,000,000 shares of unrestricted common stock, and received $60,000. This offering was a private placement and Delta Capital was exempt from registration under the Exchange Act. Further Delta Capital was eligible under Securities and Exchange Commission Rule 504, which allowed the shares sold in this private placement to be issued without restrictive legend. The recipients of these shares, primarily being Delta Capital friends, relatives and business associates of Delta Capital's officers, directors and investors, represented their intention to acquire the shares for investment purposes only, and not with a view to resale or distribution.

The 2,000,000 shares of Delta Capital were issued to the following in the indicated amounts:

------------------------------------------ ------------------- -------------------------------- ----------------
NAME                                       NUMBER              NAME                             NUMBER
                                           OF SHARES                                            OF SHARES
------------------------------------------ ------------------- -------------------------------- ----------------
Bonanza Management Ltd.                          100,000       Hutchinson, Janet                   100,000
------------------------------------------ ------------------- -------------------------------- ----------------
Brookes, Heather                                  14,000       Ivancoe, Joseph                     100,000
------------------------------------------ ------------------- -------------------------------- ----------------
Brookes, Ken                                      50,000       Ivancoe, Leigh                      100,000
------------------------------------------ ------------------- -------------------------------- ----------------
Butchart, Terry                                   10,000       Johnson, Edward                      14,000
------------------------------------------ ------------------- -------------------------------- ----------------
Butchart, Jodi                                     9,000       Johnson, Linda                      105,000
------------------------------------------ ------------------- -------------------------------- ----------------
Charban, Emil                                     95,000       Miller, Judith                       24,000
------------------------------------------ ------------------- -------------------------------- ----------------
Clemis, Barry                                     90,000       Mizener, Doreen                      20,000
------------------------------------------ ------------------- -------------------------------- ----------------
Connors, Melissa                                 105,000       Polymenkas, Nicky                   100,000
------------------------------------------ ------------------- -------------------------------- ----------------
Crawford, Mark                                   105,000       Smart Communications                105,000
------------------------------------------ ------------------- -------------------------------- ----------------
Delaney, Gail                                     19,000       Smeds, Sven                          95,000
------------------------------------------ ------------------- -------------------------------- ----------------
Delaney, Greg                                    150,000       Smith, Guy                          105,000
------------------------------------------ ------------------- -------------------------------- ----------------
Forgie, Ross                                     100,000       Smith, Richard                      100,000
------------------------------------------ ------------------- -------------------------------- ----------------
Gallant, Richard                                  95,000       T. Davis Capital Corp.              200,000
------------------------------------------ ------------------- -------------------------------- ----------------
Gardiner, Thomas                                  90,000
------------------------------------------ ------------------- -------------------------------- ----------------



During March, 1999 the 2,200,000 shares of Delta Capital, which were issued at that time, were split on a four for one basis resulting in 8,800,000 shares being issued and outstanding.

During September, 1999 Delta Capital issued to AltaCo 5,000,000 shares of restricted common stock to acquire 5,000,000 shares of AltaCo. This share issuance was exempt from registration under Section 4(2) of the Securities Exchange Act of 1934. The appropriate restrictive legend was placed on the share certificate issued.

ITEM 5- INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the General Corporation Law of the State of Delaware (the "DECL") provides, in general, that a corporation incorporated under the laws of the State of Delaware, such as Delta Capital, may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than a derivative action by or in the right of the Corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorney's fees), judgement, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such persons conduct unlawful. In the case of a derivative action, a Delaware corporation may indemnify any such person against expenses (including attorney's fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court determines such person is fairly and reasonably entitled to indemnify for such expenses.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Delta Capital pursuant to the foregoing provisions, Delta Capital understands that in the opinion of the Securities Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

FINANCIAL STATEMENTS:

         1. Report of Independent Certified Public Accountants dated September 10, 1999

              Audited Consolidated Financial Statements:

         2.   Balance Sheets as at July 31, 1999 and December 31, 1998

         3. Statement of Operations for seven months ended July 31, 1999, the period from March 4, 1998 (date of inception) to December 31, 1998 and the period from March 4, 1998 to July 31, 1999

         4. Statement of Changes in Stockholders' Equity for the period from March 4, 1998 to July 31, 1999

         5. Statement of Cash Flows for the seven months ended July 31, 1999, the period from March 4, 1998 to December 31, 1998 and the period from March 4, 1998 to July 31, 1999

         6.   Notes to Financial Statements

                        ANDERSEN ANDERSEN & STRONG, L.C.
              CERTIFIED PUBLIC ACCOUNTANTS AND BUSINESS CONSULTANTS
                         941 EAST 3300 SOUTH, SUITE 202
                           SALT LAKE CITY, UTAH 84106
                            TELEPHONE (801) 486-0096
                               FAX (801) 486-0098

Board of Directors
Delta Capital Technologies, Inc.
Vancouver, BC  Canada

                 REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTS

We have audited the accompanying balance sheets of Delta Capital Technologies, Inc. (a development stage company) at July 31, 1999 and December 31, 1998 and the statement of operations, stockholders' equity, and cash flows for the seven months ended July 31, 1999 and the period from March 4, 1998 to December 31, 1998 and the period from March 4, 1998 (date of inception) to July 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Delta Capital Technologies, Inc. at July 31, 1999, and December 31, 1998 and the results of operations, and cash flows for the seven months ended July 31, 1999 and the period from March 4, 1998 to December 31, 1998 and period from March 4, 1998 (date of inception) to July 31, 1999, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company is in the development stage and will need additional working capital for its planned activity, which raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are described in Note 7. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Salt Lake City, Utah
September 10, 1999                              /s/  Andersen, Andersen & Strong

                        DELTA CAPITAL TECHNOLOGIES, INC.
                           (DEVELOPMENT STATE COMPANY)
                                 BALANCE SHEETS
                       JULY 31, 1999 AND DECEMBER 31, 1998
================================================================================


                                                                                              July 31,        Dec. 31,
                                                                                                  1999            1998
                                                                                                  ----            ----
ASSETS

CURRENT ASSETS

   Cash                                                                                       $  1,169       $ 20,926
                                                                                               -------        -------

      Total Current Assets                                                                       1,169         20,926
                                                                                               -------        -------

PROPERTY AND EQUIPMENT - net of accumulated depreciation                                           564             --
                                                                                               -------        -------
OTHER ASSETS

   Marketing license - net of amortization - Note 3                                             31,908             --
   Equitable securities - Note 4                                                                    --             --
   Trade mark - net of amortization - Note 5                                                     3,000             --
                                                                                               -------        -------

LIABILITIES AND STOCKHOLDERS' EQUITY                                                          $ 36,641       $ 20,926
                                                                                               =======        =======
CURRENT LIABILITIES

   Contract payable - license and royalties - Note 3                                          $ 20,270       $     --
   Notes payable - Note 6                                                                       26,165             --
   Accounts payable                                                                             17,918             --
                                                                                               -------        -------

      Total Current Liabilities                                                                 64,353             --
                                                                                               -------        -------

STOCKHOLDERS' EQUITY

   Common Stock
      25,000,000 shares authorized, at $0.001 par value;
      13,800,000 shares issued and outstanding                                                  13,800          8,800
   Capital in excess of par value                                                               46,407         51,407
   Deficit accumulated during the development stage                                           (87,919)       (39,281)
                                                                                               -------        -------
      Total Stockholders' Equity                                                              (27,712)         20,926
                                                                                               -------        -------
                                                                                              $ 36,641       $ 20,926
                                                                                               =======        =======

   The accompanying notes are an integral part of these financial statements.

                        DELTA CAPITAL TECHNOLOGIES, INC.
                           (DEVELOPMENT STATE COMPANY)
                             STATEMENT OF OPERATIONS
                     FOR THE SEVEN MONTHS ENDED JULY 31, 199
                      AND THE PERIOD FROM MARCH 4, 1998 TO
                      DECEMBER 31, 1998 AND THE PERIOD FROM
               MARCH 4, 1998 (DATE OF INCEPTION) TO JULY 31, 1999
================================================================================

                                                                       July 31,       Dec. 31,          March 4, 1999
                                                                           1999           1998       to July 31, 1999
                                                                           ----           ----       ----------------
REVENUES                                                              $      --      $      --              $      --
                                                                      ---------      ---------              ---------

EXPENSES

   Administrative                                                        46,761         39,281                 86,042
   Amortization - license and royalties - Note 3                          1,877             --                  1,877
                                                                      ---------      ---------              ---------

NET LOSS                                                              $(48,638)      $(39,281)              $(87,919)
                                                                      =========      =========              =========

NET LOSS PER COMMON SHARE

   Basic                                                              $      --      $      --
                                                                      ---------      ---------
   Diluted                                                            $      --      $      --
                                                                      ---------      ---------

AVERAGE OUTSTANDING SHARES

   Basic                                                             12,370,000      8,800,000
                                                                     ----------      ---------
   Diluted                                                           12,570,000      9,000,000
                                                                     ----------      ---------

   The accompanying notes are an integral part of these financial statements.

                        DELTA CAPITAL TECHNOLOGIES, INC.
                           (DEVELOPMENT STATE COMPANY)
                  STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                        FOR THE PERIOD FROM MARCH 4, 1998
                                TO JULY 31, 1999
================================================================================


                                                                                     CAPITAL IN
                                                                                     EXCESS OF         ACCUMULATED
                                                           COMMON STOCK              PAR VALUE         DEFICIT
                                                           ------------              ---------         -----------
                                                      SHARES          AMOUNT
                                                      ------          ------
Balance March 4, 1998 (date of inception)                 --         $    --          $    --              $    --

Issuance of common stock for services
   At $0.0002 - March 1998                           800,000             800             (593)                  --


Issuance of common stock for cash
   At $0.0075 - June 1998                          8,000,000           8,000           52,000                   --


Net operating loss for the period March 4,
   1998 to December 31, 1998                              --              --               --              (39,291)
                                                  ----------         -------          -------              --------

Balance December 31, 1998                          8,800,000           8,800           51,407              (39,281)

Issuance of common stock for 36% of
   Outstanding stock AltaCo - no value -           5,000,000           5,000           (5,000)                  --
   June 1, 1999 - Note 4

Net operating loss for the seven months
   Ended July 31, 1999                                    --              --               --               (48,638)
                                                  ----------         -------          -------              --------

BALANCE JULY 31, 1999                             13,800,000         $13,800          $46,407              $(87,919)
                                                  ==========         =======          =======              ========

   The accompanying notes are an integral part of these financial statements.

                        DELTA CAPITAL TECHNOLOGIES, INC.
                           (DEVELOPMENT STATE COMPANY)
                             STATEMENT OF CASH FLOWS
   FOR THE SEVEN MONTHS ENDED JULY 31, 1999 AND THE PERIOD FROM MARCH 4, 1998 DECEMBER 31, 1998 AND THE PERIOD FROM MARCH 4, 1998 (DATE OF INCEPTION) TO
                                 JULY 31, 1999
================================================================================

                                                                           JULY 31,       DEC. 31,          MARCH 4, 1999
                                                                               1999           1998       TO JULY 31, 1999
                                                                               ----           ----       ----------------
CASH FLOWS FROM
   OPERATING ACTIVITIES

   Net loss                                                               $(48,638)      $(39,281)              $(87,919)

   Adjustments to reconcile net loss to net cash provided by operating activities

   Issuance of common capital stock for expenses                                 --            207                    207
   Amortization                                                               1,877            --                   1,877
   Changes in accounts payable                                               15,002            --                  15,001
                                                                           --------       --------               --------

      Net (decrease) in Cash from Operations                                (31,759)       (39,074)               (70,834)
                                                                           --------       --------               --------

CASH FLOWS FROM INVESTING ACTIVITIES

   Purchase of marketing license                                            (13,514)                              (13,514)
   Purchase of office equipment                                                (564)            --                   (564)
                                                                           --------       --------               --------

CASH FLOWS FROM FINANCING ACTIVITIES

    Proceeds from loans                                                      26,081             --                 26,081
    Proceeds from issuance of common stock                                       --         60,000                 60,000
                                                                           --------       --------               --------

   Net Increase (Decrease) in Cash                                          (19,756)        20,926                  1,169

   Cash at Beginning of Period                                               20,925             --                     --
                                                                           --------       --------               --------

   Cash at End of Period                                                   $  1,169      $  20,926              $   1,169
                                                                           ========       ========               ========

NON CASH OPERATING ACTIVITIES

   Issuance of 800,000 shares common stock for expenses                                                         $     207
                                                                                                                 --------
   Issuance of 5,000,000 shares common capital stock
      for 36% of outstanding stock of AltaCo                                                                           --
                                                                                                                 --------

   The accompanying notes are an integral part of these financial statements.

                        DELTA CAPITAL TECHNOLOGIES, INC.
                           (DEVELOPMENT STATE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS

================================================================================
1.       ORGANIZATION

         The Company was incorporated under the laws of the State of Delaware on March 4, 1998 with authorized common stock of 25,000,000 shares at $0.001 par value. On March 15, 1999, the Company completed a forward stock split of four shares for each outstanding share. This report has been prepared using after stock split shares from inception.

         The Company was organized for the purpose of the acquisition of a license to market a software computer program. See note 3.

         The Company is in the development stage.

         Since its inception, the Company has completed a Regulation D offering of 8,000,000 after stock split shares of its capital stock for cash of $60,000.

2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         Accounting Methods

         The Company recognizes income and expenses based on the accrual method of accounting.

         DIVIDEND POLICY

         The Company has not yet adopted a policy regarding payment of dividends.

         INCOME TAXES

         On December 31, 1998, the Company had a net operating loss carry forward of $39,281. The tax benefit from the loss carry forward has been fully offset by a valuation reserve because the use of the future tax benefit is doubtful, since the Company has no operations on which to project future net profits.

         The loss carry forward will expire in the year 2019.

         EARNINGS (LOSS) PER SHARE

         Earnings (loss) per share amounts are computed based on the weighted average number of shares actually outstanding in accordance with FASB No. 128.
                                      F-7

                        DELTA CAPITAL TECHNOLOGIES, INC.
                           (DEVELOPMENT STATE COMPANY)
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
================================================================================


         CASH AND CASH EQUIVALENTS

         The Company considers all highly liquid instruments purchased with a maturity, at the time of purchase, of less than three months, to be cash equivalents.

         FOREIGN CURRENCY TRANSLATION

         Part of the transactions of the Company were completed in Canadian dollars and have been translated to US dollars as incurred, at the exchange rate in effect at the time, and therefore, no gain or loss from the translations is recognized.

         AMORTIZATION OF A CAPITALIZED MARKETING LICENSE

         The Company amortizes the marketing license over its estimated useful life of three years. Any remaining unamortized capitalized costs will be expenses if it is shown to have an impairment in value or proven to be of no value. See note 3.

         FINANCIAL INSTRUMENTS

         The carrying amounts of financial instruments, including cash, equipment, marketing license, and accounts payable, are considered by management to be their estimated fair values. These values are not necessarily indicative of the amounts that the Company could realize in a current market exchange.

         ESTIMATES AND ASSUMPTIONS

         Management uses estimates and assumptions in preparing financial statements in accordance with generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of the assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could vary from the estimates that were assumed in preparing these financial statements.

3.       PURCHASE OF MARKETING LICENSE

         On June 1, 1999 the Company acquired a worldwide license to market computer software known as relBuilder e-Suite of e-Business software from Altaco (a canadian corporation). The software is used in various business fields to aid in the development of internet businesses and technologies, which provides for competitive shopping, maximizing re-use of corporate information by bringing together data which is usually scattered across many systems.

                        DELTA CAPITAL TECHNOLOGIES, INC.
                           (DEVELOPMENT STATE COMPANY)
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
================================================================================


         The terms of the license agreement is for three years and includes a purchase price of $50,000 Cdn. on which is due anytime before November 1, 1999, of which $20,000 Cdn. had been paid by July 31, 1999, and royalty payments of 15% of the net sales with a minimum amount of $50,000 Cdn. for the first year and $200,000 Cdn. for the second year, and $300,000 Cdn. for the third year. The agreement can be canceled by notice after a 30-day default by either party or automatically terminates if any royalty payment is more than 60 days past due which will result in a loss of prior payments and a cancellation of any future liability. The agreement can be renewed at the end of three years for an unlimited time by the payment of $1 Cdn.

         The purchase price of the marketing license of $50,000 Cdn. was capitalized and amortized over 3 years, at the rate of $16,667 Cdn. each year, the estimated useful life of the license, or a shorter period if the value of the license is determined to be impaired. The royalties to be paid under the agreement will be expenses as paid.

         All of the parties to the agreement have certain common officers and managers.

         At the report date, the Company did not have the working capital necessary to begin the marketing activity.

4.       EQUITABLE SECURITIES

         On June 1, 1999, the Company acquired 36% of the outstanding stock of Altaco (a Canadian corporation) by the exchange of 5,000,000 common shares from each Company. Altaco was organized in April 1999. Altaco obtained the software outlined in note 3 from SiCom Solutions Inc. (a Canadian Corporation) under the same terms and conditions as that given to the company and except for this transaction, Altaco does not have any assets or operations. The shares issued were recorded on the books of the company with no value and was based on the value of the shares of Altaco received by the company, which was considered by management to be a better indication of value.

         The company has common officers and managers with Altaco and SiCom Solutions Inc.

5.       PURCHASE OF TRADE MARK

         By an agreement in July 1999 and amended in December 1999, the Company purchased the trade names "Clear Choice Media" and "Clear Choice
         Technologies" for $3,000. the trademark will be amortized over a ten-year period or sooner if there is an impairment of value.

                        DELTA CAPITAL TECHNOLOGIES, INC.
                           (DEVELOPMENT STATE COMPANY)
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
================================================================================


6.       NOTES PAYABLE

         THE COMPANY HAS THE FOLLOWING SHORT-TERM NOTES PAYABLE OUTSTANDING.

                    NAME                       DATE OF NOTE            TERM              INTEREST          AMOUNT
                    ----                       ------------            ----              --------          ------
    Smart Communications Inc.                 June 30, 1999          One year               6%                20,000
    Bonanza Management                        July 31, 1999          90 days               12%                 6,081

7.       RELATED PARY TRANSACTIONS

         Related parties have acquired 36% of the common stock issued.
         The Company purchased the marketing license outlined in note 3 from related parties.

8.       STOCK OPTIONS

         On August 26, 1998, by verbal agreement, the Company issued stock options to purchase 50,000 common shares to an officer at $0.03 per share that had an expiration date of August 26, 2999 and on August 11, 1999 the expiration date of the options was extended to December 31, 1999. The options were granted prior to the shares of the Company having been approved for trading. In March 1999 the Company completed a forward stock split of 4 to 1 which increased the options granted to 200,000 shares at an exercise price of $0.0075 per share. On September 15, 1999 the verbal agreement was reduced to writing. The options were given as compensation for prior services and were considered to have no value on the option date because the stock of the Company had no established market value.

9.       GOING CONCERN

         The Company will need additional working capital to be successful in its planned activity and to service its current debt for the coming year and therefore continuation of the Company as a going concern is dependent upon obtaining the additional working capital necessary to accomplish its objective. Management has developed a strategy, which it believes will accomplish this objective and is presently engaged in seeking various sources of additional working capital including equity funding through a private placement, long term financing, and completion of negotiations to access development and marketing support from a major hardware/software company which has a program designed to further e-Commerce and e-Business ventures, and increased revenues from sales which will enable the company to operate for the coming year.

                        DELTA CAPITAL TECHNOLOGIES, INC.
                           (DEVELOPMENT STATE COMPANY)
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
================================================================================


     The accompanying financial statements do not include any adjustments to the recorded assets or liabilities that might be necessary should the Company fail in any of the above objectives and is unable to operate for the company year.

EXHIBITS:

         3(I)(i) Articles of Incorporation dated March 4, 1998 together with Amended Articles of Incorporation dated April 23, 1998

         3(ii)            By-Laws of Delta Capital dated April 23, 1998

         4                See Exhibit 3(ii) for By-Laws

         10(a) License Agreement between Delta Capital and 827109 Alberta Ltd. dated June 1, 1999

         10(b) License Agreement between SiCom Solutions Inc. and 827109 Alberta Ltd. dated June 1, 1999

         10(c) Letter from 827109 Alberta Ltd. to Delta Capital Technologies Inc. dated September 2, 1999 acknowledging receipt of the $20,000 payment and granting a three month extension of the $30,000 payment to November 1, 1999

         10(d) Letter from SiCom Solutions Inc. to 827109 Alberta Ltd. dated September 2, 1999 acknowledging receipt of the $20,000 payment and granting a three month extension of the $30,000 payment to November 1, 1999

         27               Financial Data Schedule

         99(a) Share Exchange Agreement between Delta Capital and 827109 Alberta Ltd. dated June 1, 1999

         99(b) Stock Option Agreement between Delta Capital and Judith Miller, Corporate Secretary and Director of Delta Capital dated September 15, 1999

SIGNATURES


Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has caused this registration to be signed on its behalf by the undersigned, thereunder duly authorized, on the 13th day of December, 1999.


                                     DELTA CAPITAL TECHNOLOGIES, INC.

                                     Per:


                                         /s/ Paul Davis
                                         ---------------------------------------
                                         President and Chief Executive Officer

                                INDEX TO EXHIBITS

         EXHIBIT          DESCRIPTION

         3(i) Articles of Incorporation dated March 4, 1998 together with Amended Articles of Incorporation dated April 23, 1998

         3(ii)            By-Laws of Delta Capital dated April 23, 1998

         4                See Exhibit 3(ii) for By-Laws

         10(a) License Agreement between Delta Capital and 827109 Alberta Ltd. dated June 1, 1999

         10(b) License Agreement between SiCom Solutions Inc. and 827109 Alberta Ltd. dated June 1, 1999

         10(c) Letter from 827109 Alberta Ltd. to Delta Capital Technologies Inc. dated September 2, 1999 acknowledging receipt of the $20,000 payment and granting a three month extension of the $30,000 payment to November 1, 1999

         10(d) Letter from SiCom Solutions Inc. to 827109 Alberta Ltd. dated September 2, 1999 acknowledging receipt of the $20,000 payment and granting a three month extension of the $30,000 payment to November 1, 1999

         27               Financial Data Schedule

         99(a) Share Exchange Agreement between Delta Capital and 827109 Alberta Ltd. dated June 1, 1999

         99(b) Stock Option Agreement between Delta Capital and Judith Miller, Corporate Secretary and Director of Delta Capital dated September 15, 1999